PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
July 30, 2012		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS SECOND QUARTER 2012
DILUTED EPS OF $0.35 AND BOOK VALUE PER COMMON SHARE OF $9.66

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income of $18.8 million, or $0.35 per diluted common share for the second quarter of 2012 versus $16.5 million, or $0.33 per diluted common share, for the first quarter of 2012 and $13.6 million, or $0.34 per diluted common share, for the second quarter of 2011.
Second Quarter 2012 Highlights

•	Book value per common share was $9.66 at June 30, 2012, $9.62 at March 31, 2012, and $9.20 at December 31, 2011.

•	Annualized return on average equity was 14.3% during the second quarter of 2012 compared to 14.7% for the first quarter of 2012 and 14.2% for the second quarter of 2011.

•	Net interest spread was 2.18% for the second quarter of 2012 versus 2.41% for the first quarter of 2012 and 2.45% for the second quarter of 2011.

•
Net interest income was $19.0 million for the second quarter of 2012 versus $19.1 million in the first quarter of 2012 and $15.0 million in the second quarter of 2011. The decline in net interest income from the first quarter of 2012 to the second quarter of 2012 was related principally to an additional $1.7 million in premium amortization in the second quarter of 2012 versus the first quarter of 2012 primarily from changes in forecasted prepayment speeds from the first quarter to the second quarter as a result of continued declines in mortgage rates and the HARP refinance program.

•	The investment portfolio prepaid at a constant prepayment rate, or CPR, of 14.3% for the second quarter of 2012 versus 15.4% for the first quarter of 2012 and 18.0% for the second quarter of 2011.

•	Dividend per common share for the second quarter of 2012 was increased to $0.29 for an annualized dividend yield of 11.2% based on the June 30, 2012 closing stock price of $10.38.

•
Overall leverage was 6.1 times equity capital at June 30, 2012 compared to 5.4 times at March 31, 2012 and 6.0 times at December 31, 2011. The overall leverage target for the Company based on the current investment portfolio is approximately 6.0 times equity capital.

As previously announced, the Company's quarterly conference call to discuss the second quarter results is today at 11:00 a.m. ET. Interested investors may access the call and the related slides by dialing 1-877-270-2148 or by webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations/IR Highlights.”
Commenting on the Company's results for the quarter, Mr. Thomas Akin, Chairman and Chief Executive

Officer, stated, "Results for the quarter were solid given the somewhat volatile environment and a slowing macroeconomic outlook.  Global growth concerns continue to drive rates lower and may lead to additional accommodation by the Federal Reserve in coming quarters.  Our book value increase from $9.62 last quarter to $9.66 this quarter was driven by the excess of our earnings of $0.35 per common share and our second quarter dividend of $0.29 per common share even as CMBS spreads widened during the quarter.  Our goal is to continue to shelter as much of our taxable earnings as possible as tax rates are expected to rise for all investors in 2013. Our dividend increase to $0.29 in the second quarter reflects the Board's confidence in our earnings and business model and the sixth increase since 2008 without any reductions.  Our most recent preferred transaction gives the Company additional permanent capital at a good rate and should be accretive to our earnings in this investment environment.  We expect to have the capital fully invested in short order.  We continue to remain committed to our short duration and high quality investment strategy that has served our shareholders well."
Results of Operations
Net interest income decreased to $19.0 million for the second quarter of 2012 versus $19.1 million for the first quarter of 2012. The decline in net interest income from the first quarter of 2012 to the second quarter of 2012 was related to a difference of $1.7 million in premium amortization in the second quarter of 2012 versus the first quarter of 2012, from changes in forecasted prepayment speeds from the first quarter to the second quarter. While the prepayment rate for the investment portfolio overall for the second quarter of 2012 as measured by CPR decreased to 14.3% from 15.4% for first quarter of 2012, the Company is forecasting higher prepayment speeds on its Agency RMBS as a result of lower primary mortgage rates and the HARP refinance program and changed its forecasted prepayment rates accordingly. The Company believes that approximately $300 million of its Agency RMBS are at a higher risk of prepayment due to HARP. These higher forecasted prepayment speeds resulted in premium amortization of $1.0 million in the second quarter of 2012 versus a reduction of $0.7 million in the first quarter of 2012. Overall, amortization of investment purchase premium, which reduces interest income, was $20.6 million for the second quarter of 2012 versus $12.6 million for the first quarter of 2012 and $6.6 million for the second quarter of 2011.
Net interest spread for the second quarter of 2012 was 2.18% versus 2.41% for the first quarter of 2012 and 2.45% for the second quarter of 2011. The net interest spread for the second quarter of 2012 is the difference between the yield on the Company's interest-earning investment portfolio of 3.29% and its cost of funds of 1.11%. For the first quarter of 2012 the yield on the Company's interest-earning investments was 3.58% and its cost of funds was 1.17%. The net interest spread declined sequentially in the second quarter due to a decline in the yield on interest-earning assets principally from a higher percentage of Agency MBS which are lower yielding investments. In addition, the net interest spread declined by 0.04% due to the additional $1.0 million in premium amortization in the second quarter of 2012 as a result of an increase in expected prepayment speeds for future periods noted above. Conversely, the first quarter of 2012 was positively impacted by 0.03% from a decrease in expected prepayment speeds. Average interest earning investments were $3,339.5 million for the second quarter of 2012 versus $2,771.9 million for the first quarter of 2012.
Gain on sale of investments, net for the second quarter of 2012 of $2.6 million includes a gain of $1.9 million from the liquidation of a delinquent securitized commercial mortgage loan with an amortized cost basis of $3.6 million and a gain of $0.7 million from the sale of $55.0 million in unsecured mortgage-linked amortizing notes issued by Freddie Mac.
Financial Condition
The Company's investment portfolio was $3,628.2 million at June 30, 2012 versus $3,276.2 million at March 31, 2012. The Company has increased its Agency MBS investments to $2,979.0 million at June 30, 2012 from $2,656.2 million at March 31, 2012 and increased its non-Agency MBS investments to $559.0 million at June 30, 2012 from $465.7 million at March 31, 2012. Agency MBS investments has increased slightly as a percentage of the Company's investment portfolio from 81% at March 31, 2012 to 82% at June 30, 2012.
Byron L. Boston, President and Chief Investment Officer commented, "During the quarter we continued our diversified investment strategy with an emphasis on acquiring higher yield prepayment protected Agency CMBS along with Agency hybrid ARMs as we invested the remaining capital from our February 2012 common stock issuance. Prepayments on Agency RMBS continue to be a major theme and we have taken a conservative approach with respect to estimating future prepayments given the government's emphasis on refinancing higher coupon Agency RMBS borrowers. The investment landscape today is a little more challenging than earlier in the year given the flatter yield curve and higher dollar prices for mortgage investments. We continue to see better opportunities in CMBS at levels that are comparable to current returns in our investment portfolio. We will remain cautious however given the uncertainty in the Eurozone as we seek to balance risk and return and minimize book value volatility."
Agency MBS Investments
The following table presents the Company's Agency MBS portfolio by category and certain other information as of and for the three months ended June 30, 2012:

	As of June 30, 2012					Quarter ended June 30, 2012
($ in thousands)	Principal balance (notional for IOs)	Net Premium (Discount)	Amortized cost	Fair value	WAVG Coupon (3)	WAVG Yield (4)
RMBS	$2,216,357	$120,813	$2,337,170	$2,350,404	3.87%	2.33%
CMBS	286,982	22,412	309,394	328,757	5.19%	3.69%
CMBS IO (1)	4,543,349	295,046	295,046	299,878	1.17%	5.06%
Total (2)	$2,503,339	$438,271	$2,941,610	$2,979,039		2.75%
(1) Amortized cost and fair value for IO securities excludes notional balance.
(2) Total principal balance excludes notional amount of IO securities.
(3) Weighted average coupon is based on par value except for CMBS IO which is based on notional balance.
(4) Weighted average yield is based on weighted average amortized cost for the quarter for all investments.
The Company's Agency RMBS investments consist of ARMs and Hybrid ARMs and have a weighted average months to coupon reset of 51 months. The Company's Agency CMBS investments consist of fixed rate securities collateralized by multifamily loans and have a weighted average maturity of 104 months.

The following table summarizes average yield and financing costs for the Company's Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended June 30, 2012	Quarter ended March 31, 2012	Quarter ended June 30, 2011
Weighted average annualized yield for the period	2.75%	2.98%	3.17%
Weighted average annualized cost of funds including interest rate swaps for the period	(0.88)%	(0.91)%	(0.81)%
Net interest spread for the period	1.87%	2.07%	2.36%
Average balance of investments for the period	$2,755,376	$2,179,787	$1,966,814
Average balance of financing for the period	$(2,466,672)	$(1,911,423)	$(1,745,208)
The weighted average annualized yield on Agency MBS for the quarter ended June 30, 2012 declined primarily from the addition of lower yielding Hybrid ARMs to the portfolio and the downward reset of interest rates on ARMs that adjusted during the quarter.
The following table presents the average constant prepayment rates for the Company's Agency MBS for the periods presented:

	Quarter ended June 30, 2012	Quarter ended March 31, 2012	Quarter ended December 31, 2011	Quarter ended September 30, 2011
RMBS	20.8%	21.4%	25.4%	23.9%
CMBS	—%	—%	—%	—%
CMBS IO	—%	—%	—%	—%
Total	18.3%	18.4%	21.5%	20.8%
Non-Agency MBS Investments
The following table presents the Company's non-Agency MBS portfolio by category and certain other information as of and for the three months ended June 30, 2012:

	As of June 30, 2012					Quarter ended June 30, 2012
($ in thousands)	Principal balance (notional for IOs)	Net Premium (Discount)	Amortized cost	Fair value	WAVG Coupon (3)	WAVG Yield (4)
RMBS	$19,282	$(851)	$18,431	$18,108	4.43%	5.60%
CMBS	473,198	(19,105)	454,093	474,868	5.47%	5.81%
CMBS IO (1)	1,011,637	63,601	63,601	65,990	1.26%	7.64%
Total (2)	$492,480	$43,645	$536,125	$558,966		6.05%
(1) Amortized cost and fair value for IO securities excludes notional balance.
(2) Total principal balance excludes notional amount of IO securities.
(3) Weighted average coupon is based on par value except for CMBS IO which is based on notional balance.
(4) Weighted average yield is based on weighted average amortized cost for the quarter for all investments.

The following table summarizes average yield and financing costs for the Company's non-Agency MBS investments for the periods presented:

($ in thousands)	Quarter ended June 30, 2012	Quarter ended March 31, 2012	Quarter ended June 30, 2011
Weighted average annualized yield for the period	6.05%	6.49%	6.04%
Weighted average annualized cost of funds including interest rate swaps for the period	(2.55)%	(2.52)%	(3.07)%
Net interest spread for the period	3.50%	3.97%	2.97%
Average balance of investments for the period	$472,106	$421,981	$251,233
Average balance of financing for the period	$(381,826)	$(366,590)	$(215,338)
The change in net interest spread for non-Agency MBS for the second quarter of 2012 compared to the first quarter of 2012 was primarily due to a lower weighted average coupon earned on purchases during the second quarter of 2012.
Information related to the credit ratings for the Company's non-Agency MBS as of June 30, 2012 is as follows:

	RMBS	CMBS	IOs	Weighted average
AAA	41.3%	34.7%	100.0%	42.7%
AA	1.4%	12.3%	—%	10.5%
A	—%	52.2	—%	44.4%
Below A or not rated	57.3%	0.8%	—%	2.4%
Securitized Mortgage Loans
Securitized mortgage loans had an amortized cost basis, net of reserves, of $89.2 million and a principal balance of $90.1 million with $45.9 million principal in commercial mortgage loans and $44.2 million principal in single-family mortgage loans at June 30, 2012. Seriously delinquent loans (loans 60+ days past due) totaled $4.4 million as of June 30, 2012 versus $15.2 million at March 31, 2012 and $18.4 million as of December 31, 2011. As previously noted, one seriously delinquent loan with an amortized cost of $3.6 million was liquidated during the second quarter at a gain of $1.9 million. In addition, one seriously delinquent loan with a carrying value of $7.2 million was modified during the quarter and is now current. As of June 30, 2012, the allowance for loan losses for the Company's securitized mortgage loan portfolio remained the same as at March 31, 2012 at $1.6 million versus $2.5 million at December 31, 2011.
Hedging Activities
During the second quarter of 2012, the Company entered into 14 additional interest rate swaps with a combined notional amount of $395.0 million, a weighted average pay-fixed rate of 1.19%, and a weighted average maturity of 70 months. As of June 30, 2012, the Company had a notional total of $1.5 billion in pay-fixed interest rate swaps with a weighted average rate of 1.53% and a weighted average remaining maturity of 46 months. Of this amount, $275.0 million with a weighted average pay-fixed rate of 1.62% are forward-starting swaps which become effective in 2013. Additionally, $27.0 million of the Company's $1.5 billion of interest rate swaps are considered trading instruments and have a weighted average rate of 2.88% and weighted average remaining maturity of 56 months and are intended to offset market value changes of Agency CMBS with a par value at June 30, 2012 of $26.1 million which are also designated as trading instruments.

Shareholders' Equity
Shareholders' equity increased to $525.1 million at June 30, 2012 from $522.9 million at March 31, 2012 and $371.3 million at December 31, 2011. Book value per common share increased to $9.66 at June 30, 2012 from $9.62 at March 31, 2012 and $9.20 at December 31, 2011. The increase in shareholders' equity from December 31, 2011 was due primarily to common equity the Company raised in the first quarter of 2012 as well as the increase in accumulated other comprehensive income of $24.8 million from improved market values on investments. In addition, net income of $35.3 million for the six months ended June 30, 2012 exceeded $31.0 million in common stock dividends declared as the Company utilized a portion of its tax net operating loss carryforwards to offset its distribution requirement. The increase in book value per common share largely resulted from the increase in accumulated other comprehensive income and the excess of earnings over dividends declared as noted above.
The following table summarizes the allocation of the Company's shareholders' equity as of June 30, 2012 and the net interest income contribution for the quarters indicated to each component of the Company's balance sheet:

($ in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders' Equity	% of Shareholders' Equity	2Q12 Net Interest Income Contribution	1Q12 Net Interest Income Contribution
Agency RMBS	$2,350,404	$2,162,480	$187,924	35.8%	$8,561	$9,691
Agency CMBS	328,757	225,099	103,658	19.7%	1,658	1,542
Agency CMBS IO	299,878	243,725	56,153	10.7%	2,494	1,273
Non-Agency RMBS	18,108	14,575	3,533	0.7%	188	175
Non-Agency CMBS	474,868	389,289	85,579	16.3%	3,768	3,938
Non-Agency CMBS IO	65,990	51,101	14,889	2.8%	966	1,032
Securitized mortgage loans (2)	89,225	57,718	31,507	6.0%	1,298	1,164
Other investments (2)	933	—	933	0.2%	75	272
Derivative instruments(3)	—	39,267	(39,267)	(7.5)%	—	—
Cash and cash equivalents	53,763	—	53,763	10.2%	—	—
Other assets/other liabilities	47,271	20,870	26,401	5.1%	—	—
	$3,729,197	$3,204,124	$525,073	100.0%	$19,008	$19,087

(1)
Associated financing for investments includes repurchase agreements and securitization financing issued to third parties (which is presented on the Company's balance sheet as “non-recourse collateralized financing”). Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Net interest income contribution amount is after provision for loan losses.

(3)
Net interest income contribution from derivative instruments designated as hedges of repurchase agreement financing is included within net interest income contribution amounts for each respective investment category.

Tax Loss Carryforward
As of December 31, 2011, the Company had an estimated net operating loss (“NOL”) carryforward of $143.0 million.  As a result of the common stock offering in February 2012, the Company has incurred an “ownership change” under Section 382 of the Internal Revenue Code (“Section 382”).  In general, if a company incurs an ownership change under Section 382, that company's ability to utilize an NOL carryforward to offset its taxable income (and in the case of Dynex, after taking the REIT distribution requirements into account), becomes limited to a certain amount per year.

 For purposes of Section 382, an ownership change occurs if over a rolling three-year period, the percentage of the company stock owned by 5% or greater shareholders has increased by more than 50 percentage points over the lowest percentage of common stock owned by such shareholders during the three year period.  Based on management's analysis and expert third party advice, which necessarily includes certain assumptions regarding the characterization under Section 382 of our uses of capital, the Company has determined that the ownership change under Section 382 will limit its ability to use its NOL carryforward to offset its taxable income to an estimated maximum amount of $13.4 million per year.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company is actively investing in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies, the expected performance of our investment portfolio and certain of our investments, and the impact of a Section 382 ownership change on our future use of NOLs. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward or an inadvertent ownership change prior to February 2012. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2011, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	June 30, 2012	December 31, 2011
ASSETS	(unaudited)
Agency MBS	$2,979,039	$1,965,159
Non-Agency MBS	558,966	421,096
Securitized mortgage loans, net	89,225	113,703
Other investments, net	933	1,018
	3,628,163	2,500,976
Cash and cash equivalents	53,763	48,776
Principal receivable on investments	16,592	13,826
Accrued interest receivable	17,618	12,609
Other assets, net	13,061	6,006
Total assets	$3,729,197	$2,582,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,111,924	$2,093,793
Payable for securities pending settlement	502	—
Non-recourse collateralized financing	31,561	70,895
Derivative liabilities	39,267	27,997
Accrued interest payable	1,991	2,165
Accrued dividends payable	15,766	11,307
Other liabilities	3,113	4,687
Total liabilities	3,204,124	2,210,844

Shareholders’ equity:
Common stock, par value $.01 per share, 100,000,000 shares authorized; 54,366,382 and 40,382,530 shares issued and outstanding, respectively	544	404
Additional paid-in capital	759,167	634,683
Accumulated other comprehensive income (loss)	21,505	(3,255)
Accumulated deficit	(256,143)	(260,483)
Total shareholders' equity	525,073	371,349
Total liabilities and shareholders’ equity	$3,729,197	$2,582,193

Book value per common share	$9.66	$9.20

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest income:
Agency MBS	$18,181	$15,244	$35,107	$26,762
Non-Agency MBS	7,338	3,830	14,875	7,521
Securitized mortgage loans	1,527	1,961	3,031	4,180
Other investments	79	30	384	67
	27,125	21,065	53,397	38,530
Interest expense:
Repurchase agreements	7,863	4,760	14,507	8,188
Non-recourse collateralized financing	254	1,272	735	2,578
	8,117	6,032	15,242	10,766

Net interest income	19,008	15,033	38,155	27,764
Provision for loan losses	—	(200)	(60)	(450)
Net interest income after provision for loan losses	19,008	14,833	38,095	27,314

Gain on sale of investments, net	2,587	742	2,938	742
Fair value adjustments, net	117	131	(93)	5
Other income, net	159	143	528	186
General and administrative expenses:
Compensation and benefits	(1,779)	(1,209)	(3,577)	(2,341)
Other general and administrative	(1,245)	(1,046)	(2,568)	(2,032)
Net income	$18,847	$13,594	$35,323	$23,874

Weighted average common shares:
Basic	54,354	40,333	51,931	36,763
Diluted	54,354	40,334	51,931	36,765
Net income per common share:
Basic	$0.35	$0.34	$0.68	$0.65
Diluted	$0.35	$0.34	$0.68	$0.65
Dividends declared per common share	$0.29	$0.27	$0.57	$0.54